                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                             [Amendment No. _____ ]

Filed by the Registrant:                        [X]
Filed by a Party other than the Registrant:     [_]

Check the appropriate box:


[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           SPEEDWAY MOTORSPORTS, INC.
                        ---------------------------------
                (Name of Registrant as Specified in Its Charter)

                                     ____
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________

     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):___________________________________________________________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid:________________________________________________________

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid: _________________________________________

         (2)   Form, Schedule or Registration Statement no.: ___________________
         (3)   Filing Party: ___________________________________________________

         (4)   Date Filed: _____________________________________________________

                                     [LOGO]
                         SPEEDWAY MOTORSPORTS, INC. TM
                          5555 Concord Parkway South
                         Concord, North Carolina 28027

                                                                 March 27, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 9, 2002, at Lowe's Motor Speedway in Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on May 9, it is important that your shares be represented. To ensure that your vote is received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

                                          On behalf of the Board of Directors

                                          Sincerely,


                                          /s/ Bruton Smith
                                          O. BRUTON SMITH
                                          Chairman and Chief Executive Officer

                        VOTING YOUR PROXY IS IMPORTANT

                      PLEASE SIGN AND DATE YOUR PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

                          SPEEDWAY MOTORSPORTS, INC.

                             ---------------------

                               NOTICE OF MEETING

                             ---------------------

                                                                    Concord, NC
                                                                 March 27, 2002

   The Annual Meeting of Stockholders of Speedway Motorsports, Inc. ("SMI") will be held at Lowe's Motor Speedway, located at 5555 Concord Parkway South, Concord, North Carolina on May 9, 2002, at 10:00 a.m., for the following purposes as described in the accompanying Proxy Statement:

    1. To elect three (3) directors.

    2. To consider and vote upon a proposal to amend the SMI 1994 Stock Option Plan to increase the authorized number of shares of common stock issuable thereunder from 3,000,000 to 4,000,000.

    3. To consider and vote upon a proposal to amend the SMI Formula Stock Option Plan to reduce the number of shares of common stock awarded annually to each independent director from 20,000 to 10,000.

    4. To consider and vote upon a proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the principal independent auditors of SMI and its subsidiaries for the year 2002.

    5. To transact such other business as may properly come before the meeting.

   Only holders of record of SMI's common stock at the close of business on March 11, 2002 will be entitled to vote at the meeting.

   Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          /s/ Marylaurel E. Wilks
                                          MARYLAUREL E. WILKS
                                          Secretary

Important Note: To vote shares of common stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

                          SPEEDWAY MOTORSPORTS, INC.

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                                                                 March 27, 2002

                                    GENERAL

Introduction

   The Annual Meeting of Stockholders of Speedway Motorsports, Inc. ("SMI") will be held on May 9, 2002 at 10:00 a.m., at Lowe's Motor Speedway, (the "Annual Meeting"), for the purposes set forth in the accompanying notice. SMI's principal executive offices are located at Lowe's Motor Speedway at 5555 Concord Parkway South, Concord, North Carolina, 28027. Only holders of record of common stock of SMI, par value $.01 per share, at the close of business on March 11, 2002 (the "Record Date") will be entitled to notice of, and to vote at, such meeting. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting, and at any and all adjournments thereof, and is first being sent to stockholders on or about the date hereof. Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting (including adjournments). Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with such specification. If no specification is made, proxies will be voted (i) in favor of electing SMI's three (3) nominees to the Board of Directors, (ii) in favor of amending the SMI 1994 Stock Option Plan (the "1994 Stock Option Plan"), (iii) in favor of amending the SMI Formula Stock Option Plan (the "Formula Plan"), and (iv) in favor of the selection of Deloitte & Touche LLP as the principal independent auditors of SMI for the year 2002.

   Proxies should be sent to First Union Bank, Client Services Group, 1525 W.T. Harris Boulevard, Charlotte, North Carolina 28288-1153.

   This Proxy Statement is being furnished by SMI to its stockholders of record as of March 11, 2002 in connection with the upcoming Annual Meeting.

Ownership of Capital Securities

   The following table sets forth certain information regarding ownership of SMI's common stock as of March 11, 2002, by (i) each person or entity known to SMI and its subsidiaries (collectively, the "Company") who beneficially owns five percent or more of the common stock, (ii) each director and nominee to the Board of Directors of SMI, (iii) each executive officer of SMI (including the Chief Executive Officer), and (iv) all directors and executive officers of SMI as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

                                                                    Amount & Nature of
Beneficial Owner                                                   Beneficial Ownership Percent
----------------                                                   -------------------- -------
O. Bruton Smith (1)(2)............................................      29,000,000       64.9%
Sonic Financial Corporation (2)...................................      23,700,000       53.1
H.A. "Humpy" Wheeler (3)(10)......................................         505,900        1.1
William R. Brooks (4)(10).........................................         311,000          *
Edwin R. Clark (5)(10)............................................         103,400          *
William P. Benton (6)(11).........................................         101,000          *
Mark M. Gambill (7)(11)...........................................         124,200          *
Jack F. Kemp (8)(11)..............................................          55,000          *
Robert L. Rewey (11)..............................................              --          *
Tom E. Smith (9)(11)..............................................          15,000          *
All directors and executive officers as a group (nine persons) (1)      30,215,500       67.6

--------
*  Less than one percent

(1) The shares of SMI's common stock shown as owned by such person include, without limitation, all of the shares shown as owned by Sonic Financial Corporation ("Sonic Financial") elsewhere in the table. Mr. O. Bruton Smith owns the substantial majority of Sonic Financial's common stock.

(2) The address of such person is P.O. Box 18747, Charlotte, North Carolina
    28218.

(3) All the shares shown as owned by Mr. Wheeler, other than 10,400 shares owned by him directly, underlie options granted by the Company.

(4) All the shares shown as owned by Mr. Brooks, other than 1,000 shares owned by him directly, underlie options granted by the Company.

(5) All the shares shown as owned by Mr. Clark, other than 7,500 shares owned by him directly, underlie options granted by the Company.

(6) All the shares shown as owned by Mr. Benton, other than 1,000 shares owned by him directly, underlie options granted by the Company.

(7) All the shares shown as owned by Mr. Gambill, other than 4,200 shares owned by him directly, underlie options granted by the Company.

(8) All the shares shown as owned by Mr. Kemp underlie options granted by the Company.

(9) All the shares shown as owned by Mr. Tom Smith underlie options granted by the Company.

(10) All such options are currently exercisable except for 20,000 shares granted to Mr. Wheeler, 20,000 shares granted to Mr. Brooks, and 26,700 shares granted to Mr. Clark, and which, except for 6,700 shares granted to Mr. Clark, are subject to stockholder approval at the Annual Meeting of the proposed amendment to the 1994 Stock Option Plan.

(11) Amount does not include options to purchase 10,000 shares granted on January 2, 2002 that become exercisable on July 1, 2002. All other options are currently exercisable.

   For additional information concerning options granted to the Company's executive officers, see "Executive Compensation" below.

Number of Shares Outstanding and Voting

   SMI currently has authorized under its Certificate of Incorporation 200,000,000 shares of common stock, of which 41,881,270 shares are currently issued and outstanding and entitled to be voted at the Annual Meeting. At the meeting, holders of common stock will have one vote per share for an aggregate total of 41,881,270 votes. A quorum being present, directors will be elected by majority vote, and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting, will become effective if a majority of the votes cast by shares entitled to vote is cast in favor thereof. Abstentions and broker non-votes will not be counted in determining the number of shares voted for any director-nominee or for any proposal.

   A holder of common stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.

Revocation of Proxy

   Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Marylaurel E. Wilks, the Secretary of SMI, either at the Annual Meeting or prior to the meeting date at the Company's offices at 5555 Concord Parkway South, Concord, North Carolina, 28027, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.

Expenses of Solicitation

   The Company will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to mailings, proxies may be solicited personally, by telephone or electronically, or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from customers owning such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to customers.

2003 Stockholder Proposals

   In order for stockholder proposals intended to be presented at the 2003 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal offices in Concord, North Carolina no later than November 22, 2002. Regarding stockholder proposals intended to be presented at the 2003 Annual Meeting but not included in SMI's proxy statement, stockholders must give SMI advance notice of their proposals in order to be considered timely under SMI's bylaws. The bylaws state that written notice of such proposals must be delivered to the principal executive office of SMI (i) in the case of an annual meeting that occurs within 30 days of the anniversary of the 2002 Annual Meeting, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date that occurs more than 30 days from the anniversary date of the 2002 Annual Meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting resulting in the proposal's underlying business not being eligible for transaction at the meeting.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors of SMI

   Directors of SMI are elected at its Annual Meetings of Stockholders to serve staggered terms of three years and until their successors are elected and qualified. The Board of Directors of SMI currently consists of nine (9) directors, three of whom must be elected at the 2002 Annual Meeting. The terms of Messrs. William R. Brooks, Mark M. Gambill and Jack F. Kemp expire at the 2002 Annual Meeting; the terms of Messrs. H.A. "Humpy" Wheeler, Edwin R. Clark and Tom E. Smith expire at the 2003 Annual Meeting; and the terms of Messrs. O. Bruton Smith, William P. Benton and Robert L. Rewey expire at the 2004 Annual Meeting. Messrs. William R. Brooks, Mark M. Gambill and Jack F. Kemp are standing for reelection at the 2002 Annual Meeting.

   It is intended that the proxies in the accompanying form will be voted at the meeting for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: Messrs. William R. Brooks, Mark M. Gambill and Jack F. Kemp, each to serve a three year term until the 2005 Annual Meeting and until his successor shall be elected and shall qualify, except as otherwise provided in SMI's Certificate of Incorporation and Bylaws. Each of the nominees are presently directors of SMI. If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors in accordance with SMI's Certificate of Incorporation and Bylaws.

   The name, age, present principal occupation or employment and the material occupations, positions, offices or employments for the past five years of each SMI director, director-nominee, executive officer and executive manager are set forth below.

   O. Bruton Smith, 75, has been the Chairman and Chief Executive Officer of SMI since its organization in December 1994. Mr. Smith has served as the CEO and a director of Charlotte Motor Speedway, LLC, a wholly-owned subsidiary of SMI, and its predecessor entities ("CMS") since 1975, which he originally founded in 1959. Mr. Smith has been the Chairman and CEO of Atlanta Motor Speedway, Inc. ("AMS") since its acquisition in 1990, Texas Motor Speedway, Inc. ("TMS") since its formation in 1995, Bristol Motor Speedway, Inc. ("BMS") since its acquisition in January 1996, Sears Point Raceway, LLC ("SPR") since its acquisition in November 1996, and the subsidiary operating Las Vegas Motor Speedway ("LVMS") since its acquisition in December 1998. In addition, Mr. Smith serves as the CEO and a director, or in a similar capacity, for many of SMI's other subsidiaries. Mr. Smith also is the Chairman, CEO, a director and controlling stockholder of Sonic Automotive, Inc. ("SAI"), (NYSE: symbol SAH), and serves as an officer or director of most of SAI's operating subsidiaries. SAI is believed to be one of the ten largest automobile retail dealership groups in the United States and is engaged in the acquisition and operation of automobile dealerships. Mr. Smith also owns and operates Sonic Financial, a private business he controls, among other private businesses.

   H.A. "Humpy" Wheeler, 63, has been the President, Chief Operating Officer and a director of SMI since its organization in 1994. Mr. Wheeler was hired by CMS in 1975 and has been a director and General Manager of CMS since 1976. Mr. Wheeler was named President of CMS in 1980 and became a director of AMS upon its acquisition in 1990. He also has served as Vice President and a director of BMS since its acquisition and TMS since its formation. Mr. Wheeler also serves as an officer and director of several other SMI subsidiaries.

   William R. Brooks, 52, has been Vice President, Treasurer, Chief Financial Officer and a director of SMI since its organization in December 1994. Mr. Brooks joined Sonic Financial from PriceWaterhouseCoopers in 1983, and has served as Vice President of CMS since before the organization of SMI, and has been Vice President and a director of AMS since its acquisition, and TMS since its formation. He has served as Vice President of BMS, LVMS and SPR since their acquisition, and, prior to January 2001, had been a director of LVMS and SPR. Mr. Brooks has been the President and a director of Speedway Holdings, Inc., SMI's financing subsidiary, and its predecessor entities since 1995. In addition, Mr. Brooks serves as an officer and a director, or in a similar capacity, for many of SMI's other subsidiaries. Mr. Brooks also has served as a director of SAI since its formation in 1997 and served as its Chief Financial Officer from February to April 1997.

   Edwin R. Clark, 47, became Vice President and General Manager of AMS in 1992 and was promoted to President and General Manager of AMS in 1995. Prior to that appointment, he had been CMS Vice President of Events since 1981. Mr. Clark became Executive Vice President of SMI upon its organization in December 1994, and has been a director of SMI since 1995.

   William P. Benton, 78, became a director of SMI in 1995. Since January 1997, Mr. Benton has been the Executive Director of Ogilvy & Mather, a world-wide advertising agency. He retired from Ogilvy & Mather in January 2002. He also serves on the Board of Directors of Allied Holdings, Inc. Prior to his appointment at Ogilvy & Mather, Mr. Benton served as Vice Chairman of Wells, Rich, Greene/BDDP Inc., an advertising agency with offices in New York and Detroit. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing Worldwide in 1984 after a 37-year career with that company. In addition, Mr. Benton serves as a director of SAI.

   Mark M. Gambill, 51, became a director of SMI in 1995. Mr. Gambill began his career at Wheat First Securities in 1972, where he built and managed a number of areas in Capital Markets, including fixed income, equities, and investment banking. In 1996, he became President of Wheat First Butcher Singer. In February 1998, Wheat First Butcher Singer was sold to First Union Corporation and Mr. Gambill became President of Wheat First Union. Mr. Gambill left First Union in 1999 to devote more time to family and personal interests. He is currently Managing Member of McKenzie Holdings, a family owned investment and advisory company. In addition, he serves as a director of the Noland Company and NTC Communications.

   Jack F. Kemp, 66, became a director of SMI in 1999. Mr. Kemp is co-director of Empower America, a public policy advocacy organization founded in 1993. Prior to Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development and was a New York representative to the United States House of Representatives. He served for seven years as Chairman of the House Republican Conference after a 13-year career as a professional football quarterback with the San Diego Chargers and the Buffalo Bills. In addition, he serves as a director of the Hawk Corporation, IDT Ventures, ING Americas and Oracle Corporation.

   Robert L. Rewey, 63, became a director of SMI in 2001. Mr. Rewey recently retired from Ford Motor Company after a distinguished 38-year career with Ford, most recently serving as Senior Executive Vice President of North American Operations & Global Consumer Services Group. Mr. Rewey managed numerous areas within Ford since 1963, also serving as Vice President of Sales, Marketing and Customer Service. Mr. Rewey also serves as a director of SAI and LoJack Corporation.

   Tom E. Smith, 60, became a director of SMI in 2001. Mr. Smith retired from Food Lion Stores, Inc. in 1999, after a distinguished 29-year career with that company, including serving as its Chief Executive Officer and President. A native of Salisbury, North Carolina, Mr. Smith serves as a director of CT Communications, Inc. and Farmer and Merchants Bank.

   M. Jeffrey Byrd, 50, has served as Vice President and General Manager of BMS since its acquisition in 1996. Prior to working at BMS, Mr. Byrd had been continuously employed by RJR Nabisco for 23 years in various sports marketing positions, most recently as Vice President of business development for its Sports Marketing Enterprises affiliate.

   William E. Gossage, 40, became Vice President and General Manager of TMS in 1995. Before that appointment, he was Vice President of Public Relations at CMS from 1989 to 1995. Mr. Gossage previously worked with Miller Brewing Company in its motorsports public relations program and served in various public relations and managerial capacities at two other NASCAR-sanctioned speedways.

   Stephen Page, 47, has served as President and General Manager of SPR since its acquisition in 1996. Prior to being hired by SMI, Mr. Page had been continuously employed for several years as President of Brenda Raceway Corporation, which owned and operated SPR before its acquisition by the Company. Mr. Page also spent eleven years working for the Oakland A's baseball franchise in various marketing positions.

   R. Christopher Powell, 42, has served as Executive Vice President and General Manager of LVMS since its acquisition in 1998, and became President of LVMS in January 2001. Mr. Powell also serves as Vice President of several other SMI subsidiaries, including Speedway Holdings. Mr. Powell spent eleven years working for Sports Marketing Enterprises, a division of R. J. Reynolds Tobacco Co. ("RJR"). Since 1994, he served as manager of media relations and publicity on the NASCAR Winston Cup program. Mr. Powell's previous duties include publicity and event operations on other RJR initiatives, including NHRA Drag Racing and the Vantage and Nabisco golf sponsorships.

Committees of the Board of Directors and Meetings

   There are two standing committees of the Board of Directors of SMI, the Audit Committee and the Compensation Committee. The Audit Committee currently consists of Messrs. William P. Benton, Mark M. Gambill and Tom E. Smith. Audit Committee members are independent as defined by the applicable listing standards of the New York Stock Exchange. In March 2001, Mr. Tom E. Smith was appointed to the Audit Committee. The Compensation Committee is comprised of Messrs. William P. Benton, Mark M. Gambill and O. Bruton Smith.

   Audit Committee. The Audit Committee, which held six meetings in 2001, recommends the appointment of the Company's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board of Directors, reviews with the Company's auditors the adequacy of the Company's system of internal control and procedures and the role of management in connection therewith, reviews transactions between the Company and its officers, directors and principal stockholders, and performs such other functions and exercises such other powers as the Board of Directors from time to time may determine.

   The following is the Audit Committee Report for the year ended December 31, 2001.

Audit Committee Report

   In accordance with its written charter adopted in 2000 by the Company's Board of Directors (the "Board"), the Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Audit Committee met six times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer and independent auditors prior to public release.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

   The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees", with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements, and reviewed the audited financial statements of the Company as of and for the year ended December 31, 2001 with management and the independent auditors.

   Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and they may or may not be experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (a) management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (b) the representations of the independent auditors appearing in the auditors' report on the Company's financial statements. The Audit Committee's oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred with such recommendation.

Audit Committee

   Mark M. Gambill, Chairman
   William P. Benton
   Tom E. Smith

   Compensation Committee. The Compensation Committee, which held one meeting in 2001, administers certain compensation and employee benefit plans of the Company, annually reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of the Company. The Compensation Committee administers the 1994 Stock Option Plan and the Employee Stock Purchase Plan, and periodically reviews the Company's executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Company or executive performance. The policy of the Compensation Committee's program for executive officers is to link pay to business strategy and performance in a manner which is effective in attracting, retaining and rewarding key executives while also providing performance incentives and awarding equity-based compensation to align the long-term interests of executive officers with those of Company stockholders. It is the Compensation Committee's objective to offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

   The Company currently has no standing nominating committee.

   During 2001, there were seven meetings of the Board of Directors of SMI, with all directors except Mr. Kemp attending at least 75% of all meetings, and Mr. Kemp attending a majority of all meetings (and, as applicable, committees thereof).

               PROPOSED AMENDMENT TO THE 1994 STOCK OPTION PLAN

   The Board of Directors of SMI has approved, as in the interests of the Company and its stockholders, one amendment to the 1994 Stock Option Plan, subject to stockholder approval. This amendment requires stockholder approval under the terms of the 1994 Stock Option Plan and is being submitted to our stockholders for their approval at the Annual Meeting. The proposed amendment is to increase the authorized number of shares of SMI's common stock issuable under the 1994 Stock Option Plan from 3,000,000 to 4,000,000 (the "1994 Stock Option Plan Amendment"). The 1994 Stock Option Plan Amendment is being proposed to allow future grants to key employees for the remaining term of the 1994 Stock Option Plan, which expires in December 2004, and to provide performance incentives to such employees. No other amendment to the 1994 Stock Option Plan is proposed.

   Summary Description of 1994 Stock Option Plan. The following is a summary of the 1994 Stock Option Plan, as amended, and is qualified in its entirety by reference to the plan document, a copy of which has been submitted with this Proxy Statement to the Securities and Exchange Commission (the "SEC"). In December 1994, the Board of Directors and stockholders of SMI adopted the 1994 Stock Option Plan in order to attract and retain key personnel. Under the 1994 Stock Option Plan, without giving effect to the proposed 1994 Stock Option Plan Amendment, options to purchase up to a total of 3,000,000 shares of common stock may be granted to key employees of SMI and its subsidiaries and to officers, directors, consultants and other individuals providing services to the Company. The number of shares of common stock reserved for issuance under the 1994 Stock Option Plan is subject to adjustment in the event of certain changes in the capital stock of SMI due to a stock split, stock dividend, reorganization, merger or similar event. No member of the Board of Directors who serves on the Compensation Committee is eligible to participate in the 1994 Stock Option Plan. Approximately 640 present employees, officers and directors of the Company, with the exception of the three directors presently serving on the Compensation Committee, could be eligible to participate in the 1994 Stock Option Plan. As of the date of this Proxy Statement, there are 236 participants under the 1994 Stock Option Plan.

   The Compensation Committee administers the 1994 Stock Option Plan and determines, among other things, the persons who are to receive options, the number of shares to be subject to each option, the option period, the option exercise price, the vesting schedule of options and whether to cause the Company to make loans to enable an optionee to pay the exercise price of an option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it considers relevant, including present and potential contributions to the success of the Company.

   Options granted under the 1994 Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which period may not exceed ten years from the date of option grant or, in the case of incentive stock options ("ISO's") granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee. Options may expire before the end of the option period due to termination of service with the Company.

   Options may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. The exercise price of options that are not ISO's will be determined at the discretion of the Compensation Committee. The exercise price of ISO's may not be less than the market value of the common stock on the date of option grant. In the case of ISO's granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of SMI and its subsidiaries, the exercise price may not be less than 110% of the market value per share of the common stock on the date of grant. Unless designated as "incentive stock options" intended to qualify under
Section 422 of the Internal Revenue Code of 1986, as amended, options granted under the 1994 Stock Option Plan are intended to be nonstatutory stock options ("NSO's"). The exercise price may be paid in cash, in shares of common stock owned by the optionee, in NSO's granted under the 1994 Stock Option Plan (except that the exercise price of an ISO may not be paid in NSO's or in any combination of cash, shares and options.

   Options granted under the 1994 Stock Option Plan may include the right to acquire a "reload" option. In such a case, if a participant pays all or part of the exercise price of an option with shares of common stock held by the participant for at least six months, then, upon exercise of the option, the participant is granted a second option to purchase, at the fair market value as of the date of grant of the second option, the number of whole shares used by the participant in payment of the exercise price of the first option. A reload option is not exercisable until one year after the grant date of such option or the expiration date of the first option.

   The 1994 Stock Option Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the common stock, the Compensation Committee, or the Board of Directors in the case of options granted to directors, may, in its discretion, make adjustments in the number and kind of shares covered by outstanding options or in the exercise price per share, or both. It further provides that, in connection with any merger or consolidation in which the Company is not the surviving corporation or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of the Company, all outstanding options under the 1994 Stock Option Plan will become exercisable in full on and after (i) 15 days prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

   The Board of Directors of SMI may at any time amend or terminate the 1994 Stock Option Plan subject to the following: (i) no amendment or termination may, without an optionee's consent, adversely affect the optionee's rights under any option then outstanding, and (ii) requisite stockholder approval is required for an amendment increasing the maximum number of shares for which options may be granted under the 1994 Stock Option Plan, changing the minimum option price, extending the period during which options can be granted or exercised, or changing the requirements as to the class of employees eligible to receive options. Unless earlier terminated by the Board of Directors, the 1994 Stock Option Plan will terminate on December 21, 2004

   The Compensation Committee in 2001 granted options to purchase an aggregate of 445,000 shares of common stock under the 1994 Stock Option Plan to executive officers, non-executive officer directors and non-executive employees of the Company. Of the options granted in 2001, options to purchase 167,000 shares of common stock were granted subject to stockholder approval of the 1994 Stock Option Plan Amendment at the Annual Meeting. At present, without giving effect to the proposed 1994 Stock Option Plan Amendment, options representing a total of approximately 2,523,000 shares are outstanding, and presently no options for additional shares are available for future grant. There has been no decision with respect to the number or terms of options that may be granted following stockholder approval of the 1994 Stock Option Plan Amendment or the number or identity of future optionees under the 1994 Stock Option Plan. Set forth below is information with respect to those options granted in 2001. No options have been granted to date in 2002 under the 1994 Stock Option Plan.

                               NEW PLAN BENEFITS
                            1994 STOCK OPTION PLAN

Name and Position                                      Dollar Value ($) Number of Units (#)
-----------------                                      ---------------- -------------------
O. Bruton Smith
  Chairman and Chief Executive Officer of SMI.........        --                   --
H.A. "Humpy" Wheeler
  President and Chief Operating Officer of SMI;
  President and General Manager of CMS................        (1)              20,000(2)
William R. Brooks
  Vice President, Treasurer and Chief Financial
  Officer of SMI......................................        (1)              20,000(2)
Edwin R. Clark
  Executive Vice President of SMI;
  President and General Manager of AMS................        (1)              20,000(2)
All current executive officers as a group.............        (1)              60,000(2)
All current non-executive officer directors as a group        (1)              15,000
All current non-executive officer employees as a group        (1)             370,000(2)

--------
(1) All options granted in 2001 have an exercise price of $18.85 per share except for options to purchase 15,000 shares of common stock granted to a non-executive officer director, which have an exercise price of $23.21 per share. All options granted in 2001 have a ten-year term and are subject to earlier termination as described above. The dollar value of each of the options granted is not determinable due to fluctuating market prices. As of March 11, 2002, SMI's common stock had a closing price of $24.83 per share.

(2) Of the options granted in 2001, options to purchase 60,000 and 107,000 shares of common stock granted to executive officers and non-executive officer employees, respectively, were granted subject to stockholder approval of the 1994 Stock Option Plan Amendment at the Annual Meeting.

   Federal Income Tax Consequences. The following summary generally describes the federal income tax consequences to optionees and the Company and is based on current laws and regulations. The summary is general in nature and is not intended to cover all tax consequences that could apply to a particular person or the Company.

   The issuance and exercise of ISO's has no federal income tax consequences to the Company. While the issuance and exercise of ISO's generally have no ordinary income tax consequences to the holder, upon the exercise of an ISO, the holder will treat the excess of the fair market value on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes which may result in alternative minimum tax liability. If the holder of shares of common stock acquired upon the exercise of an ISO under the 1994 Stock Option Plan holds such shares until a date which is more than two years following the grant date of the ISO and one year following the exercise date of the ISO, the disposition of such shares of common stock will ordinarily result in capital gains or losses to the holder for federal income tax purposes equal to the difference between the amount received on disposition of the shares of common stock and the ISO exercise price. If the holding period requirements described above are not met, the holder will recognize ordinary income for federal tax purposes upon disposition of the common stock in an amount equal to the lesser of (i) the excess of the common stock's fair market value on the date of exercise over the ISO exercise price and (ii) the excess of the amount realized on disposition of the common stock over the ISO exercise price. Any additional gain (or loss) realized on the disposition of the common stock will be taxed as capital gain or loss. The Company will be entitled to a compensation expense deduction for the Company's taxable year in which the disposition occurs equal to the amount of ordinary income recognized by the holder.

   The issuance of NSO's has no federal income tax consequences to the Company or the holder. Upon the exercise of an NSO, NSO holders will recognize income for federal income tax purposes at the time of option exercise equal to the amount by which the fair market value of the underlying shares on the date of exercise exceeds the NSO exercise price. However, holders who are officers or directors of the Company or more than 10% beneficial owners of common stock or who are otherwise deemed to be affiliates of the Company and therefore subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, ("16(b) Optionees") are not deemed to recognize the ordinary income attributable to exercise until the occurrence of both (i) an exercise and (ii) the earlier of (a) the expiration of six months after the date of grant of the NSO and (b) the first day on which the sale of the shares of common stock at a profit will not subject the holder to Section 16 liability (the "Recognition Date"), which may be coincident with the exercise date. The amount of ordinary income to be recognized by 16(b) Optionees will equal the excess of the fair market value on the Recognition Date of the shares of common stock so purchased over the NSO exercise price, unless the 16(b) Optionee files a written election with both the Internal Revenue Service and the Company pursuant to Section 83(b) of the Code within thirty days after exercise to have the ordinary income attributable to exercise realized as of the exercise date, in which case the 16(b) Optionee will recognize ordinary income equal to the amount by which the fair market value of the purchased shares on the date of exercise exceeds the NSO exercise price. The Company generally will be allowed a federal income tax deduction equal to the same amount that the holder recognizes as ordinary income. In the event of the disposition of the shares of common stock acquired upon exercise of an NSO, any additional gain (or loss) generally will be taxed to the holder as capital gain or loss.

                    PROPOSED AMENDMENT TO THE FORMULA PLAN

   The Board of Directors of SMI has approved, as in the interests of the Company and its stockholders, one amendment to the Formula Plan, subject to stockholder approval. This amendment requires stockholder approval and is being presented to our stockholders for their approval at the Annual Meeting. The proposed amendment is to reduce the number of shares of common stock awarded annually to each independent director from 20,000 to 10,000 (the "Formula Plan Amendment"). The Formula Plan Amendment is being proposed to allow future grants to the directors of SMI who are not full-time employees of the Company ("Independent Directors") and to adjust the size of awards to comport with current trading levels for SMI's common stock. The Formula Plan was initially adopted in 1996, and since that time, the Board of Directors has determined that a reduced annual award of common stock to the Independent Directors would be appropriate given historical and current market prices for the common stock. The Formula Plan Amendment will have no effect on outstanding options granted under the Formula Plan before January 2002, and if approved by the Company's stockholders at the Annual Meeting, will apply to options granted under the Formula Plan on and after January 1, 2002. The Formula Plan Amendment is expected by the Company to increase the life of the Formula Plan. No other amendment to the Formula Plan is proposed.

   Summary Description of Formula Plan. The following is a summary of the Formula Plan, as amended, and is qualified in its entirety by reference to the plan document, a copy of which has been submitted with this Proxy Statement to the SEC. The Formula Plan was adopted by the Board of Directors as of January 1, 1996 and subsequently approved by the Company's stockholders on May 8, 1996. The Formula Plan will terminate when all shares of common stock reserved for issuance have been acquired upon exercise of the options granted thereunder or on such earlier date as the Board of Directors may determine.

   The Formula Plan is intended to promote the interests of the Company and its stockholders by providing the Independent Directors, who are responsible in part for the Company's growth and financial success, with the incentives inherent in common stock ownership and encouraging them to continue as directors. A committee of the Board of Directors consisting of all directors other than the Independent Directors (the "Committee") serves as the committee to administer and interpret the terms of the Formula Plan on behalf of the Company.

   Under the Formula Plan, without giving effect to the proposed Formula Plan Amendment, on or before January 31 of each year during the term of the Formula Plan, each person who is then an Independent Director is awarded an option to purchase 20,000 shares of common stock with a total of 800,000 shares reserved under the Formula Plan (subject to further adjustments for recapitalizations and reorganizations of the Company). An option granted under the Formula Plan is evidenced by an agreement in a form established, from time to time, by the Committee and entitles the participant to purchase shares of common stock at an option exercise price equal to the closing sales price of a share of common stock on the last business day immediately preceding the date of such award for which a closing price is available from the principal trading market for the common stock.

   In the event the optionee's status as an Independent Director terminates incidental to conduct that, in the judgment of the Committee, involves a breach of fiduciary duty by such Independent Director or other conduct detrimental to the Company, then their options shall terminate immediately and thereafter be of no force or effect. Options granted under the Formula Plan are non-transferable and non-assignable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or Title I of the Employment Retirement Income Security Act and the rules thereunder. No option may be exercised after the expiration of its term, which is fixed at ten years from the date of grant, subject to earlier termination as described above. The option exercise price is payable in full upon exercise in cash or in shares of SMI's common stock owned by the optionee or a combination of cash and common stock. No exercise of options shall be for less than 100 shares of common stock unless the number purchased is the total number of shares for which the option is then exercisable.

   Upon the occurrence of events involving the recapitalization or reorganization of the Company, the Committee will make proportionate adjustments to the number of shares covered by each outstanding option and the associated per share exercise price for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend on the common stock.

   Formula Plan options to purchase a total of 60,000 shares of common stock were granted to three plan participants in 2001. Options to purchase a total of 50,000 shares of common stock were granted to five plan participants on January 2, 2002 under the Formula Plan, subject to stockholder approval of the Formula Plan Amendment at the Annual Meeting. At present, options representing a total of 260,000 shares are outstanding, and options for approximately 520,000 additional shares are available for future grant. There are presently five Independent Directors who are eligible to receive grants under the Formula Plan. Set forth below is information with respect to options granted in 2002 under the Formula Stock Option Plan. No further Formula Plan grants are expected to occur in 2002.

                               NEW PLAN BENEFITS
                           FORMULA STOCK OPTION PLAN

Name and Position                                      Dollar Value ($) Number of Units (#)
-----------------                                      ---------------- -------------------
O. Bruton Smith
  Chairman and Chief Executive Officer of SMI.........        --                  --
H.A. "Humpy" Wheeler
  President and Chief Operating Officer of SMI;
  President and General Manager of CMS................        --                  --
William R. Brooks
  Vice President, Treasurer and Chief Financial
  Officer of SMI......................................        --                  --
Edwin R. Clark
  Executive Vice President of SMI;
  President and General Manager of AMS................        --                  --
All current executive officers as a group.............        --                  --
All current non-executive officer directors as a group        (1)             50,000(1)
All current non-executive officer employees as a group        --                  --

--------
(1) Subject to stockholder approval of the Formula Plan Amendment, options were granted to five plan participants on January 2, 2002 to purchase a total of 50,000 shares of common stock at an exercise price per share of $25.65, and all such options have 10-year terms, subject to earlier termination as described above. The dollar value of each of the options granted is not determinable due to fluctuating market prices. As of March 11, 2002, the common stock had a closing sales price of $24.83 per share.

   The Committee may from time to time amend, suspend or discontinue the Formula Plan or revise it in any respect whatsoever for the purpose of maintaining or improving its effectiveness as an incentive device, for the purpose of conforming it to applicable governmental regulations or to any change in applicable law or regulations, or for any other purpose permitted by law. The Committee may not, without approval of the stockholders, materially increase the benefits accruing to participants under the Formula Plan, materially increase the number of shares of common stock that may be issued upon exercise of options granted under the Formula Plan or materially modify the Formula Plan's requirements as to eligibility for participation.

   Federal Income Tax Consequences. The following summary generally describes the federal income tax consequences to optionees and the Company and is based on current laws and regulations. The summary is general in nature and is not intended to cover all tax consequences that could apply to a particular person or the Company.

   No federal taxable income is recognized by plan participants upon the grant of a nonstatutory stock option under the Formula Plan. The Independent Directors of SMI are subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, ("16(b) Optionees") and are not deemed to recognize the ordinary income attributable to exercise until the occurrence of both (i) an exercise and (ii) the earlier of (a) the expiration of six months after the date of grant of the option and (b) the first day on which the sale of the stock at a profit will not subject the director to Section 16 liability (the "Recognition Date"), which may be coincident with the exercise date. The amount of ordinary income to be recognized by 16(b) Optionees will equal the excess of the fair market value on the Recognition Date of SMI's shares so purchased over the option exercise price, unless the 16(b) Optionee files a written election with both the Internal Revenue Service and the Company pursuant to Section 83(b) of the Code within thirty days after exercise to have the ordinary income attributable to exercise realized as of the exercise date, in which case the Independent Director will recognize ordinary income equal to the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option exercise price.

   The fair market value of the shares when exercised (or in the case of 16(b) Optionees who do not make an 83(b) election, on the Recognition Date) will constitute the tax basis thereof for computing capital gain or loss on any subsequent sale, and the holding period for an Independent Director will generally be measured from the date the option is exercised (or in the case of 16(b) Optionees who do not make an 83(b) election, from the Recognition Date). The Company generally will be entitled to a business expense deduction for the Company's taxable year during which the 16(b) Optionee recognizes income as the result of the exercise of the option equal to the amount of ordinary income recognized by the 16(b) Optionee. Additional gain or loss shall be recognized by the optionee upon the subsequent disposition of the shares.

   If the option exercise price under any nonstatutory stock option is paid for by surrendering shares of common stock previously acquired, then the optionee will recognize ordinary income on the exercise as described above with respect to any shares acquired under the option in excess of the number of shares surrendered (such shares being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the optionee's basis in the surrendered shares and their current fair market value. For federal income tax purposes, that number of newly acquired shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any newly acquired shares in excess of the number of shares surrendered will have a basis equal to their fair market value at exercise and their holding period will begin at the date of exercise, as described above.

                       SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the principal independent auditors of the Company for the year 2002. Deloitte & Touche LLP has acted in such capacity for the Company since 1994. This selection is submitted for approval by the stockholders at the Annual Meeting.

   Representatives of Deloitte & Touche will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.

Principal Accounting Firm Fees

   Audit Fees. Aggregate fees billed by Deloitte & Touche for professional services rendered for their audit of the Company's consolidated annual financial statements, and reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, for fiscal year 2001 were $261,000.

   Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte & Touche for information technology services relating to financial information systems design and implementation in fiscal year 2001.

   All Other Fees. Aggregate fees billed by Deloitte & Touche for all other services rendered to the Company, including principally tax planning and compliance services, and attestation services for consents related to SEC registration statements, in fiscal year 2001 were $433,000.

   The Audit Committee has considered whether the non-audit services provided were compatible with maintaining the principal auditor's independence, and believes that such services and related fees, due to, among other things, the nature and scope of the services provided and the fact that different Deloitte & Touche personnel provided audit and non-audit services, has not impaired the independence of the Company's principal auditors.

                                  MANAGEMENT

Directors of SMI

   For information with respect to the Board of Directors of SMI, see "Election of Directors."

Executive Officers of SMI

   Messrs. O. Bruton Smith, H.A. "Humpy" Wheeler, William R. Brooks and Edwin
R. Clark are the executive officers of SMI. Each executive officer serves as such until his successor is elected and qualified. No executive officer of SMI was selected pursuant to any arrangement or understanding with any person other than SMI. For further information with respect to Messrs. Smith, Wheeler, Brooks and Clark as officers of SMI, see "Election of Directors."

                            EXECUTIVE COMPENSATION

Compensation Committee Report

   The following is an explanation of the Company's executive officer compensation program as in effect for 2001.

2001 Officer Compensation Program

   The 2001 executive officer compensation program of the Company had three primary components: (i) base salary, (ii) short-term incentives under the Company's executive bonus plan, and (iii) long-term incentives which consisted solely of stock option grants made under the 1994 Stock Option Plan (for officers other than the Chief Executive Officer). Executive officers (including the Chief Executive Officer) were also eligible in 2001 to participate in various benefit plans similar to those provided to other employees of the Company. Such benefit plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

   Base salaries (including that of the Chief Executive Officer) were established on the basis of non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. They were targeted to be competitive principally in relation to other motorsports racing companies (such as some of those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the base salaries of certain other amusement, sports and recreation companies not included in the Peer Group Index because the Compensation Committee considered those to be relatively comparable industries.

   The Company's executive bonus plan established a potential bonus pool for the payment of year-end bonuses to Company officers and other key personnel based on 2001 performance and operating results. Under this plan, aggressive revenue and profit target levels were established by the Compensation Committee as incentives for superior individual, group and Company performance. Each executive officer was eligible to receive a discretionary bonus based upon individually established subjective performance goals. The Compensation Committee approved cash incentive bonuses in amounts ranging from 0.32% to 0.63% of the Company's 2001 pretax income.

   Awards of stock options under SMI's 1994 Stock Option Plan are based on a number of factors in the discretion of the Compensation Committee, including various subjective factors primarily relating to the responsibilities of the individual officers for and contribution to the Company's operating results (in relation to the Company's other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. Stock option awards to executive officers have been at then-current market prices in order to align a portion of an executive's net worth with the returns to the Company's stockholders. For details concerning the grant of options to the executive officers named in the Summary Compensation Table below, see "Executive Compensation--Fiscal Year-End Option Values."

   As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code of 1986 as amended, imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Committee currently believes that, generally, the Company should be able to continue to manage its executive compensation program to preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of the Company. Accordingly, the Compensation Committee may, from time to time, exercise its discretion to award compensation that may not be deductible under
Section 162(m) when, in its judgment, such award would be in the interests of the Company.

Chief Executive Officer Compensation

   The Committee's members other than Mr. O. Bruton Smith annually review and approve the compensation of Mr. Smith, the Company's Chief Executive Officer. Mr. Smith also participates in the executive bonus plan, with his bonus tied to corporate revenue and profit goals. His maximum possible bonus is 2.5% of the Company's 2001 pretax income. Mr. Smith received a $600,000 bonus for fiscal 2001 based on the Company's improved revenue and earnings over fiscal 2000 in a difficult economy and business environment. The Committee believes that Mr. Smith is paid a reasonable salary. Mr. Smith is the only employee of the Company not eligible for stock options. Since he is a significant stockholder in the Company, his rewards as Chief Executive Officer reflect increases in value enjoyed by all other stockholders.

Compensation Committee

   William P. Benton, Chairman
   Mark M. Gambill
   O. Bruton Smith

Compensation of Officers

   The following table sets forth compensation paid by or on behalf of the Company to its Chief Executive Officer and other executive officers for services rendered during the Company's fiscal years ended December 31, 2001, 2000 and 1999:

                          Summary Compensation Table

                                                                            Long-Term
                                                                           Compensation
                                     Annual Compensation (1)                  Awards
                                -    -----------------------               ------------
                                                                            Number of
                                                                              Shares
      Name and Principal                                     Other Annual   Underlying     All Other
             Position           Year   Salary     Bonus (2)  Compensation  Options (3)  Compensation (4)
             ---                ----  --------    ---------  ------------  ------------ ----------------
O. Bruton Smith                 2001 $375,000     $600,000     $ 75,450(5)        --            -0-
 Chairman and Chief             2000  375,000          -0-       69,924(5)        --            -0-
 Executive Officer of SMI       1999  375,000      546,000      118,163(5)        --            -0-

H.A. "Humpy" Wheeler            2001  275,000      600,000           (6)      20,000         $2,700
 President and Chief            2000  275,000      600,000           (6)          --          2,700
 Operating Officer of SMI;      1999  275,000      488,000           (6)      50,000          2,600
 President and General
 Manager of CMS

William R. Brooks               2001  200,000      300,000           (6)      20,000          2,700
 Vice President, Treasurer and  2000  200,000      300,000           (6)          --          2,700
 Chief Financial Officer of SMI 1999  200,000      170,000           (6)      50,000          2,600

Edwin R. Clark                  2001  125,000      200,000           (6)      20,000          2,700
 Executive Vice President       2000  117,000      190,000           (6)          --          2,700
 of SMI; President and          1999  102,500      141,000           (6)      20,000          2,600
 General Manager of AMS

--------
(1) Does not include the dollar value of perquisites and other personal benefits.

(2) The amounts shown are cash bonuses earned in the specified year and paid in the first quarter of the following year.

(3) The 1994 Stock Option Plan was adopted in December 1994. No options were granted to the Company's executive officers in 2000.

(4) Includes Company match to 401(k) plan.

(5) Amount represents share of split-dollar insurance premium treated as compensation to Mr. Smith. See "O. Bruton Smith Life Insurance Arrangements." Mr. Smith also received certain perquisites and other personal benefits totaling not more than $50,000.

(6) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

Option Grants in 2001

   The following table sets forth information regarding all options to acquire shares of common stock granted to the named executive officers during 2001.

                       Option Grants in Last Fiscal Year

                                                                        Potential Realizable Value
                                                                        At Assumed Annual Rate of
                                                                       Stock Price Appreciation For
                                                                               Option Term
                                                                       ----------------------------
                                     Percent of
                      Number of        Total
                     Securities       Options
                     Underlying      Granted to  Exercise
                       Options      Employees in  Price     Expiration
Name                 Granted (#)    Fiscal Year   ($/Sh)       Date      0%($)     5%($)   10% ($)
----                 -----------    ------------ --------   ---------- --------  --------  --------
H.A. "Humpy" Wheeler   20,000(1)        4.5%      $18.85(2) 10/30/2011 $128,600  $237,100  $600,800
William R. Brooks...   20,000(1)        4.5%       18.85(2) 10/30/2011  128,600   237,100   600,800
Edwin R. Clark......   20,000(1)(3)     4.5%       18.85(2) 10/30/2011  128,600   237,100   600,800

--------
(1) These options were granted under the 1994 Stock Option Plan and are exercisable beginning on April 1, 2002, subject to stockholder approval of the 1994 Stock Option Plan Amendment at the Annual Meeting.

(2) The exercise price was based on the closing market price of the common stock at the date of grant.

(3) Does not include options to purchase 500 shares of common stock under the SMI Employee Stock Purchase Plan that were granted at an exercise price of $21.60 per share in 2001. The options were exercised and the underlying shares of common stock sold in 2001 at a realized gain of less than $3,500.

Fiscal Year-End Option Values

   The following table sets forth information concerning outstanding options to purchase common stock held by executive officers of the Company at December 31, 2001.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                              Number of Securities
                                                             Underlying Unexercised
                                                                Options At Fiscal      In-the-Money Options at
                     Shares Acquired On                           Year-End (#)         Fiscal Year-End ($)(1)
Name                 Option Exercise (#) Value Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                 ------------------- ------------------ ------------------------- -------------------------
H.A. "Humpy" Wheeler       39,200             $861,100           504,600/20,000          $9,787,600/$128,600
William R. Brooks...           --                   --           290,000/20,000            2,927,200/128,600
Edwin R. Clark......           --                   --            76,800/26,700            1,033,200/297,100

--------
(1) Year-end value is based on the December 31, 2001 closing sales price for SMI's common stock of $25.28 per share, less the applicable aggregate option exercise price(s) of in-the-money options, multiplied by the number of unexercised in-the-money options which are exercisable and unexercisable, respectively.

O. Bruton Smith Life Insurance Arrangements

   In 1995, the Compensation Committee (excluding O. Bruton Smith) approved the establishment of a "split-dollar" life insurance plan for the benefit of Mr. Smith. Pursuant to such plan, the Company entered into split-dollar insurance agreements whereby split-dollar life insurance policies in the total face amount of $18,072,000 (individually, a "Policy" or together the "Policies") would be purchased and held in trust for the benefit of Mr. Smith's lineal descendants. The Company has agreed to pay the annual (or shorter period) premium payments on the Policies.

   Upon payment of the death benefit or upon the surrender of a Policy for its cash value, the Company will receive an amount equal to the Company's Split-Dollar Interest (as defined below). The Company's Split-Dollar Interest equals, in the case of the payment of the death benefit, the cumulative payments made by the Company towards the premiums under a Policy less any portion of such payments charged as compensation to Mr. Smith (the "Reimbursable Payment"). The Company's Split-Dollar Interest equals, in the case of surrender of a Policy for its cash value, the lesser of (i) the net cash value of such Policy and (ii) the Reimbursable Payment.

   In the event a Policy is surrendered or terminated prior to his death, Mr. Smith has agreed to reimburse the Company for the positive amount, if any, by which the Reimbursable Payment exceeds the net cash value of such Policy. Mr. Smith's promise is evidenced by a promissory note in favor of the Company, which note includes a limited guaranty by Sonic Financial whereby Sonic Financial will permit amounts owed by Mr. Smith to the Company to be offset by amounts owed to Sonic Financial by AMS.

Compensation Committee Interlocks and Insider Participation

   Messrs. William P. Benton, Mark M. Gambill and O. Bruton Smith served on the Company's Compensation Committee during 2001. Mr. Smith serves as the Chief Executive Officer of the Company.

   The Company pays the annual (or shorter period) premiums on split-dollar life insurance policies for the benefit of Mr. Smith. See "Executive Compensation--O. Bruton Smith Life Insurance Arrangements."

   Mr. O. Bruton Smith is the only officer of SMI to have served on the compensation committee of another entity during 2001. He served as a member of the Board of Directors and the Compensation Committee for SAI during 2001. Mr. Smith, as the Chief Executive Officer of SAI, received aggregate salary and other annual compensation of $1,046,000 from SAI during 2001. Mr. Brooks, Mr. Benton and Mr. Rewey each served as a member of the Board of Directors for SAI during 2001. Mr. Benton also served as a member of the Compensation Committee for SAI during 2001.

Director Compensation

   Members of the Board of Directors who are not employees of the Company received options to purchase shares of SMI's common stock in 2001 under the Formula Plan, and one such member received options in 2001 under the 1994 Stock Option Plan. In particular, Messrs. Benton, Gambill and Kemp each received options to purchase 20,000 shares at an exercise price of $22.31 per share under the Formula Plan, and Mr. Tom Smith, who became a director after January 31, 2001, received options to purchase 15,000 shares at an exercise price of $23.21 per share under the 1994 Stock Option Plan. Beginning in fiscal 2002, each non-employee director will receive $2,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. The Company also reimburses all directors for their expenses incurred in connection with their activities as directors of SMI. Directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors. For additional information concerning the Formula Plan for SMI's Independent Directors, see "Proposed Amendment to the Formula Plan" above and Note 10 to the Consolidated Financial Statements.

Stockholder Return Performance Graph

   Set forth below is a line graph comparing the cumulative stockholder return on SMI's common stock against the cumulative total return of each of the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index, and a Peer Group Index for the period commencing February 24, 1995 and ending December 31, 2001. The Russell 2000 Index was included beginning in 1998 because management believes, as a small-cap index, it more closely represents companies with market capitalization similar to the Company's than the Standard & Poor's 500 Stock Index. The companies used in the Peer Group Index in 1995 consist of Churchill Downs Incorporated, International Speedway Corporation, and Walt Disney Co.; in 1996 also include Penske Motorsports and Dover Downs Entertainment; in 1997 also include Grand Prix of Long Beach; in 1998 also include Action Performance; and in 1999 through 2001 also include Championship Auto Racing Teams, which are all publicly traded companies known by the Company to be involved in the amusement, sports and recreation industries. The graph assumes that $100 was invested on February 24, 1995 in each of SMI's common stock, the Standard & Poor's 500 Stock Index, the Russell 2000 Index, and the Peer Group Index companies and that all dividends were reinvested.


                                    [CHART]


Comparison of Cumulative Total Return

     Speedway Motorsports
1996              $100.00
1997              $118.15
1998              $135.71
1999              $132.44
2000              $114.29
2001              $120.38

        Customer Selected
               Stock List
1996              $100.00
1997              $142.71
1998              $132.15
1999              $130.38
2000              $128.10
2001              $ 94.87

            S&P Composite
1996              $100.00
1997              $133.36
1998              $171.47
1999              $207.56
2000              $188.66
2001              $166.24

       Russell 2000 Index
1996              $100.00
1997              $122.34
1998              $118.91
1999              $142.21
2000              $136.07
2001              $137.46

                             CERTAIN TRANSACTIONS

   At December 31, 2001, CMS had a note receivable for $925,000, including accrued interest, due from a partnership in which Mr. O. Bruton Smith, the Company's Chairman and Chief Executive Officer, is a partner. The note bears interest at 1% over prime, is collateralized by certain land owned by the partnership, and is payable on demand. The Board of Directors, including SMI's Independent Directors, have reviewed this transaction and have determined it to be an appropriate use of available Company funds based on interest rates at the original transaction date and the underlying note collateral and creditworthiness of Mr. Smith and his partnership.

   Sonic Financial, an affiliate of the Company through common ownership by Mr. Smith, has made several loans and cash advances to AMS prior to 1996 for AMS acquisition and other expenses. Such loans and advances stood at approximately $2.6 million at December 31, 2001. Of such amount, approximately $1.8 million bears interest at 3.83% per annum. The remainder of the amount bears interest at 1% over prime. The Company believes that the terms of these loans and advances are more favorable than those that could be obtained in an arm's-length transaction with an unrelated third-party.

   At December 31, 2001, the Company had loaned an aggregate amount of approximately $7.0 million to Sonic Financial during 2001. Amounts due bear interest at 1% over prime and are payable on demand. The Board of Directors, including SMI's Independent Directors, have reviewed this transaction and have determined it to be an appropriate use of available Company funds based on interest rates at the time of transaction and creditworthiness of Sonic Financial and Mr. Smith.

   At December 31, 2001, the Company had approximately $6.2 million due from Mr. Smith. The amount due represents premiums paid by the Company under the split-dollar life insurance trust arrangement on behalf of Mr. Smith ( see "O. Bruton Smith Life Insurance Arrangements") cash advances and expenses paid by the Company on behalf of the Chairman, and accrued interest. Amounts due bear interest at 1% over prime and are payable on demand. The Board of Directors, including SMI's Independent Directors, have reviewed this compensatory arrangement and have determined it to be an appropriate use of available Company funds based on interest rates at the time of transaction and creditworthiness of Mr. Smith.

   At December 31, 2001, the Company had loaned approximately $440,000 to a corporation affiliated with the Company through common ownership by Mr. Smith. From time to time, the Company makes cash advances for various corporate purposes on behalf of the affiliate. The amount due is collateralized by certain personal property and is payable on demand. The Board of Directors, including SMI's independent directors, have reviewed the transaction and have determined it to be an appropriate use of available Company funds based on the underlying collateral and creditworthiness of Mr. Smith and the affiliate.

   600 Racing, Inc., a wholly-owned subsidiary of the Company, leases an office and warehouse facility from Chartown, an affiliate of the Company through common ownership by Mr. Smith, under an annually renewable lease agreement. Rent expense in 2001 amounted to approximately $143,000. The lease contains terms more favorable to the Company than terms that would be obtained from unaffiliated third parties. Additionally, a special committee of independent and disinterested directors of SMI, on behalf of the Company, has evaluated this lease, assisted by independent counsel and real estate experts, and has concluded that the lease is in the best interests of the Company and its stockholders. The economic terms of the lease were based on several factors, including the projected earnings capacity of 600 Racing, Inc., the quality, age, condition and location of the facilities, and rent paid for comparable commercial properties.

   In 2001, LVMS leased a fleet of new vehicles for use by its employees from Nevada Dodge, a subsidiary of SAI, for approximately $217,000. The Company believes the lease terms approximate market value.

   Oil-Chem Research Corporation ("Oil-Chem"), a wholly-owned subsidiary of the Company, sold z-Max oil additive product to certain SAI dealerships for resale to service customers of the dealerships in the ordinary course of business. Total purchases from Oil-Chem by SAI dealerships in 2001 approximated $665,000. These sales occurred on terms no less favorable than could be obtained in an arm's-length transaction from an unrelated third party buyer.

   SAI and its dealerships frequently purchase various apparel items, which are screen-printed with SAI and dealership logos, for its employees as part of internal marketing and sales promotions. SAI and its dealerships purchase such items from several companies, including Speedway Systems, LLC, a wholly-owned subsidiary of the Company. Total purchases from Speedway Systems, LLC by SAI and its dealerships in 2001 approximated $219,000. The Company believes these sales occurred on terms no less favorable than could be obtained in an arm's-length transaction with an unrelated third party.

   In January 2000, the Company sold the 1.4 million square-foot Las Vegas Industrial Park and 280 acres of undeveloped land to Las Vegas Industrial Park, LLC, an entity owned by the Company's Chairman and Chief Executive Officer, for approximately $53.3 million paid in cash of $40.0 million and a note receivable of $13.3 million. The sales price approximated the Company's net carrying value as of December 31, 1999 and selling costs. At December 31, 2000, notes and other receivables of approximately $17.0 million were due from Las Vegas Industrial Park, LLC, including accrued interest based on LIBOR plus 2.00%. The note and accrued interest were repaid in 2001, and there are no amounts outstanding due at December 31, 2001.

   For additional information concerning certain transactions in which Mr. Smith has an interest, see "Compensation Committee Interlocks and Insider Participation."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires SMI's executive officers, directors and persons who own more than ten percent (10%) of SMI's common stock to file initial reports of ownership and changes in ownership with the SEC. Additionally, SEC regulations require that SMI identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To SMI's knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with except that, Tom E. Smith inadvertently filed a late Form 3 Initial Statement of Ownership of Beneficial Securities on May 29, 2001 indicating 15,000 shares of common stock underlying options granted by the Company, the filing of which was triggered by his election to the Company's Board of Directors on February 26, 2001. In addition, Marcus G. Smith also inadvertently filed a late Form 3 Initial Statement of Beneficial Ownership of Securities on September 17, 2001 indicating 20,000 shares of common stock underlying options granted by the Company, the filing of which was triggered by his promotion to Vice President of the Company on August 9, 2001.

                                 OTHER MATTERS

   In the event that any matters other than those referred to in the accompanying Notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

--------------------------------------------------------------------------------


                          SPEEDWAY MOTORSPORTS, INC.

                                   P R O X Y

                            Concord, North Carolina

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. O. Bruton Smith and Mr. H. A. Wheeler as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the common stock of Speedway Motorsports, Inc. held of record by the undersigned on March 11, 2002 at the Annual Meeting of Stockholders to be held on May 9, 2002 or any adjournment thereof.

1. ELECTION OF DIRECTORS

 Nominees: Mr. William R. Brooks, Mr. Mark M. Gambill and Mr. Jack F. Kemp (Mark only one of the following boxes).

              [_] VOTE FOR all nominees [_] VOTE WITHHELD as to
                  listed above, except      all nominees.
                  vote withheld as to
                  the following
                  nominee(s) (if any):

2. AMENDMENT OF 1994 STOCK OPTION PLAN

 To approve the proposal to amend the SMI 1994 Stock Option Plan to increase
the authorized number of shares of SMI's common stock issuable under   the 1994
Stock Option Plan from 3,000,000 to 4,000,000. (Mark only one of the following boxes).

                       [_] FOR                                    [_]
                   AGAINST                                    [_] ABSTAIN

3. AMENDMENT OF FORMULA STOCK OPTION PLAN

 To approve the proposal to amend the SMI Formula Stock Option Plan to reduce
the number of shares of common stock awarded annually to each   independent
director from 20,000 to 10,000. (Mark only one of the following boxes)

                       [_] FOR                                    [_]
                   AGAINST                                    [_] ABSTAIN

4. SELECTION OF AUDITORS

 To ratify the selection of Deloitte & Touche LLP as the principal independent auditors of SMI and its subsidiaries for the year 2002 (Mark only one of the following boxes).

                       [_] FOR                                    [_]
                   AGAINST                                    [_] ABSTAIN

 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

--------------------------------------------------------------------------------


                 PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS
                   PROXY PROMPTLY IN THE ENVELOPE FURNISHED.
Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shares_______________________________________________________________________
Dated______________________________________________________________, 2002
Signature____________________________________________________________________
Signature if held jointly____________________________________________________
[_] Please mark here if you intend to attend the  Meeting of Stockholders.